Exhibit 99.1

Contacts:	Michael Mitchell (Media)	Christopher M. Jakubik (Investors)
	+1-847-646-4538	+1-847-646-5494
	news@kraft.com	ir@kraft.com

KRAFT FOODS LAYS OUT ITS NEW GLOBAL GROWTH STRATEGY

•	Building a Global Snacks Powerhouse and Unrivaled Portfolio of Brands People Love

•	Top-Tier Financial Performance Driven By Unique Combination of Assets

•	Cadbury Acquisition Yields $1 Billion in Revenue Synergies By 2013

NEW YORK – Sept. 15, 2010 – Kraft Foods Inc. (NYSE: KFT) presented its new global growth strategy at a meeting of analysts and investors in New York today. The comprehensive review of the company’s power brands, global categories and regional business units detailed the plan by which Kraft Foods will deliver organic revenue growth of 5 percent or more, margins in the mid- to high-teens and earnings per share (EPS) growth of 9 to 11 percent, making it a top-tier performer in the global food industry.

“Today’s Kraft Foods is a global snacks powerhouse with an unrivaled portfolio of leading regional and local brands,” said Irene Rosenfeld, Chairman and CEO. “This unique and complementary combination, together with our significant presence in high-growth developing markets, will deliver consistent growth in the top tier of our peer group.

“At Kraft Foods, we’re hitting our sweet spot,” she added. “We’ve built a solid foundation for growth. By leveraging our scale, making strategic investments in marketing, sales and innovation and establishing a world-class cost structure, we will take our performance to the next level.”

Unique Combination of Snacks and Heritage Brands

With the acquisition of Cadbury earlier this year, Kraft Foods became the undisputed world leader in Snacks, a high-growth, high-margin category that now accounts for more than half of the company’s total revenue.

The company has an exceptional portfolio of global Snacks power brands – led by Milka and Cadbury chocolates, Oreo and LU biscuits and Trident gum – with leading market shares in every major region, a full pipeline of innovation and a clear opportunity to grow its presence in the point-of-purchase “hot zone.”

Kraft Foods now offers dozens of brands of chocolate, gum, candy, and snack-size cookies, crackers and nuts through multiple distribution channels, from traditional groceries to convenience stores.

Complementing the company’s Snacks portfolio are well-loved iconic regional and local brands in the beverage, grocery, cheese and convenient meals categories. Roughly 80 percent of these “heritage” brands hold No. 1 or No. 2 positions in their respective categories and are household names among consumers who tend to be extremely brand-loyal. They also carry high margins and generate strong cash flow.

Kraft Foods will continue to invest in marketing and innovation for the larger regional “power brands,” including Oscar Mayer meats, Jacobs coffee and Tang powdered beverages. At the same time, the company will cultivate local brands, such as A-1 steak sauce in North America, Dairylea cheese in the U.K. and Vegemite spreads in Australia, through flexible business models and nimble marketing.

This combination of global powerhouse snacks brands and iconic heritage brands provides Kraft Foods with a unique capability to invest profit from stable cash-generating businesses into high-margin categories and fast-growing Developing Markets.

Financial Transformation

The combination of Kraft Foods and Cadbury provides the scale necessary to grow sales and distribution in new and existing markets, delivering $1 billion in incremental revenue synergies – in addition to $750 million in cost synergies – by 2013.

More than half of Kraft Foods’ revenue now comes from markets outside of North America, such as Brazil, China, India and Mexico, where GDP and demand growth are strongest. Accordingly, by 2013, the proportion of business in Developing Markets will increase from a quarter of total revenue to roughly one-third.

Additional savings over the next three years from procurement, manufacturing and logistics will drive productivity gains in excess of 4 percent of cost of goods sold. These productivity gains, combined with flat overhead growth and pricing to offset input costs, will contribute to the expansion of gross margin.

“This combination of factors gives us great confidence that our company will generate organic revenue growth of 5 percent or more, margins in the mid- to high-teens and EPS growth of 9 to 11 percent,” said Tim McLevish, chief financial officer. “Delivering on these commitments will make Kraft Foods a sustainable top-tier performer in the global food industry.”

A live audio webcast of the presentations, including slides, is available in the Investor Center section of company’s web site, www.kraftfoodscompany.com, where it will be archived for one year following the webcast.

About Kraft Foods

Kraft Foods is building a global snacks powerhouse and an unrivaled portfolio of brands people love. With annual revenues of approximately $48 billion, the company is the world’s second largest food company, making delicious products for billions of consumers in approximately 170 countries. The portfolio includes 11 iconic brands with revenues exceeding $1 billion – Oreo, Nabisco and LU biscuits; Milka and Cadbury chocolates; Trident gum; Jacobs and Maxwell House coffees; Philadelphia cream cheeses; Kraft cheeses, dinners and dressings; and Oscar Mayer meats. Approximately 70 brands generate annual revenues of more than $100 million. Kraft Foods (www.kraftfoodscompany.com; NYSE: KFT) is a member of the Dow Jones Industrial Average, Standard & Poor’s 500, Dow Jones Sustainability Index and Ethibel Sustainability Index.

Forward-Looking Statements

This press release contains a number of forward-looking statements. The words “believe,” “expect,” “anticipate,” “optimistic,” “intend,” “plan,” “goals,” “may,” “aim,” “will” and similar expressions are intended to identify our forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements we make regarding revenue synergies, revenue growth, margins, earnings per share, expectations for top-tier performance, anticipated marketing and innovation, investments and savings and productivity gains. These forward-looking statements involve risks and uncertainties, many of which are beyond our control, and important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, increased competition, pricing actions, continued volatility of commodity prices, increased costs of sales, our failure to successfully integrate and recognize the synergies from our combination with Cadbury and tax law changes. For additional information on these and other factors that could affect our forward-looking statements, see our risk factors, as they may be amended from time to time, set forth in our filings with the SEC, including our registration statement on Form S-4, as amended from time to time, filed in connection with our Cadbury offer, our most recently filed Annual Report on Form 10-K and subsequent reports on Forms 10-Q and 8-K. We disclaim and do not undertake any obligation to update or revise any forward-looking statement in this press release, except as required by applicable law or regulation.

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